PROSPECTUS                 Pricing Supplement No.    3131
Dated January 10, 1995     Dated May 12, 1998
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
Dated January 25, 1995     No. 333-07469

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)
Trade Date:    May 12, 1998

Settlement Date (Original Issue Date):       May 15, 1998

Maturity Date: May 15, 2000

 .Principal Amount (in Specified Currency):   USD$100,000,000

Price to Public (Issue Price):     100.00%

Agent's Discount or Commission:    0.175%

Net Proceeds to Issuer:       USD$99,825,000

Interest Rate Per Annum:  5.89%

Interest Payment Date(s):

       X March 15 and September 15 of each year commencing September 15, 1998 (with respect to the period from and including May 15, 1998 to but excluding September 15,
       1998) and on the Maturity Date (with respect to the period from and including March 15, 2000 to but excluding May 15, 2000).
  ___  Other:
Form of Notes:

  X  DTC registered        ___ non-DTC registered

Repayment, Redemption and Acceleration

  Optional Repayment Date(s):  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Modified Payment Upon Acceleration:  N/A

CAPITALIZED  TERMS  USED  IN THIS PRICING  SUPPLEMENT  WHICH  ARE
DEFINED  IN  THE  PROSPECTUS SUPPLEMENT SHALL HAVE  THE  MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.
                           (Fixed Rate)
                                Page 2
                           Pricing Supplement No.    3131
                           Dated May 12, 1998
                           Rule 424(b)(3)-Registration Statement
                           No. 333-07469

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:

  Currency Base Rate:  N/A
  Determination Agent:  N/A

Additional Terms:

   Certain Covenants of the Company.

   As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee (the "Trustee"), eliminating the covenants of the Company
   described  in  the  Prospectus  under  the  caption   "Certain
   Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes. As of February 27, 1997, the Company entered into a Third Amended and Restated Indenture with the Trustee. References in the accompanying Prospectus Supplement and Prospectus to "Indenture" shall be amended to refer to such Third Amended and Restated Indenture
                           (Fixed Rate)
                                Page 3
                           Pricing Supplement No.    3131
                           Dated May 12, 1998
                           Rule 424(b)(3)-Registration Statement
                           No. 333-07469

Additional Information:

   General.

  At December 31, 1997, the Company had outstanding indebtedness totalling $136.814 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 1997 excluding subordinated notes payable after one year was equal to $136.117 billion.

   Consolidated Ratio of Earning to Fixed Charges.

   The  information contained in the Prospectus under the caption
   "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                 Year Ended December 31,
           1993   1994  1995  1996  1997
           1.62   1.63  1.51  1.53  1.48

   For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

   Documents Incorporated by Reference.

   The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows:
   There are hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997, heretofore filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amendced, to which reference is hereby made.

Plan of Distribution:

  Credit Suisse First Boston Corporation is acting as agent in connection with the distribution of the notes. The Agent will receive a selling commission equal to 0.175% of the principal amount of the Notes.